EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-48587, 333-102074, 333-103865) and S-8 (Nos. 333-56094, 333-58279, 333-67798, 333-72766, 333-72768, 333-81183, 333-89356, 333-101472, and 333-110662) of FirstEnergy Corp. of our report dated February 27, 2007, except as to the Summary of Significant Accounting Policies - Asset Impairments described in Note 2(H) and the Segment Information described in Note 16 which are as of September 14, 2007,  relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP
Cleveland, Ohio
September 14, 2007